June 7, 2004

Synovus Financial Corp.
1111 Bay Avenue, Suite 500
Columbus, Georgia 31901

Ladies and Gentlemen:

            As Senior Vice President and Senior Deputy General Counsel of Synovus Financial Corp. (the "Registrant"), I am familiar with the preparation and filing of the Registrant's Registration Statement on Form S-8, pursuant to which the Registrant proposes to register 179,630 shares of its $1.00 par value common stock ("Registrant's Common Stock") issued pursuant to the Synovus Financial Corp. Stock Option Plan for Conversion of Stock Options Assumed Pursuant to the Agreement and Plan of Share Exchange Between Synovus Financial Corp. and Trust One Bank ("Plan").

            I have examined, and am familiar with, the originals or copies, certified or otherwise, of the documents, corporate records and other instruments of the Registrant relating to the Registrant's Common Stock issued pursuant to the Plan which I deem relevant and which form the basis of the opinion hereinafter set forth.

            I am of the opinion that under the laws of the State of Georgia, the jurisdiction in which the Registrant is incorporated and the jurisdiction in which the Registrant has its principal office, the shares of Registrant's Common Stock offered under the Plan will, when issued in accordance with the terms of such Plan, be duly authorized, validly issued and outstanding, and will be fully paid and non-assessable shares of the Registrant's Common Stock, and no personal liability will attach to the holders of any of the shares of the Registrant's Common Stock.

            The undersigned counsel to the Registrant hereby consents to the use of my opinion as Exhibit 5 to the aforesaid Registration Statement.


                                                      Sincerely,

                                                      /s/Kathy Moates


                                                      Kathleen Moates


                                   Exhibit 5